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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP


November 22, 1996

Interactive Group, Inc.
5085 Murphy Canyon Road
San Diego, California 92123

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Interactive Group, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 386,725 shares of the Company's Common Stock, $.001 par value, to be sold by a certain stockholder, as described in the Registration Statement (the "Common Stock").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

We consent to reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



/S/ D. BRADLEY PECK
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D. Bradley Peck